Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-128898) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-145329) pertaining to the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, and

(2)	Registration Statement (Form S-8 No. 333-153187) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan;
of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of WebMD Health Corp. and the effectiveness of internal control over financial reporting of WebMD Health Corp., included in this Annual Report (Form 10-K) of WebMD Health Corp. for the year ended December 31, 2008.
/s/ Ernst & Young LLP
New York, New York
February 26, 2009